Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 3 to the Registration Statement on Form S-1 of Nuvectis Pharma, Inc. of our report dated July 30, 2021, except for the effects of the Stock Split discussed in Note 8(b) to the consolidated financial statements, as to which the date is October 27, 2021, relating to the financial statements of Nuvectis Pharma, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Tel-Aviv, Israel	/s/ Kesselman & Kesselman
November 8, 2021	Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited